EXHIBIT 3.1

[bar code]
"010102"

[Seal]

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 4
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20110762440-17
/s/ Ross Miller Ross Miller Secretary of State State of Nevada	Filing Date and Time 10/25/2011 9:30 AM
	Entity Number E0582572011-7

Articles of Incorporation
(PURSUANT TO NRS CHAPTER 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	S&W SEED COMPANY
2. Registered Agent for Service of Process: (check only one box)	☒ Commercial Registered Agent: National Registered Agents, Inc. Name ☐ Noncommercial Registered Agent (name and address below) OR Office or Position with Entity (name and address below) Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity 1000 East William Street, Suite 204 / Carson City / Nevada 89701 Street Address / City / Zip Code Nevada Mailing Address (if different from street address) / City / Zip Code
3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares with par value: 55,000,000 Par value per share: $ 0.001 Number of shares without par value:
4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)	1) Michael M. Fleming Name 1420 Fifth Avenue, Suite 4100 / Seattle / WA 98101 Street Address / City / State Zip Code 2) Mark S. Grewal Name 25552 South Butte Avenue / Five Points / CA 93624 Street Address / City / State Zip Code
5. Purpose: (optional; see instructions)	The purpose of the corporation shall be: to engage in any lawful activity for which corporations may now or hereafter be organized under the NRS
6. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	Debra K. Weiner / X/s/ Debra K. Weiner Name / Incorporator Signature 430 Cambridge Avenue, Suite 100 / Palo Alto / CA 94306 Address / City / State Zip Code
7. Certificate of Acceptance of Appointment of Registered Agent:	I hereby accept appointment as Registered Agent for the above named Entity. X /s/ Donna Ellison, Ass't Sec. 10/24/11 Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity / Date

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS 78 Articles
Revised 3 10 11

ARTICLES OF INCORPORATION
OF
S&W SEED COMPANY
(a Nevada corporation)

ARTICLE I
NAME

The name of the corporation shall be S&W Seed Company (hereinafter, the "Corporation").

ARTICLE II
REGISTERED OFFICE

The name and street address of the Corporation's registered agent in the State of Nevada is National Registered Agents, Inc., 1000 East William Street, Suite 204, Carson City, NV 89701.

The corporation may also maintain offices at such other places within or outside of the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and shareholders may be held outside the State of Nevada with the same effect as if held in the State of Nevada.

ARTICLE III
PURPOSE

The Corporation may engage in any lawful activity for which corporations may now or hereafter be organized under the Nevada Revised Statutes ("NRS").

ARTICLE IV
CAPITAL STOCK

The total number of shares of all classes of stock which the corporation has authority to issue is 55,000,000 shares, consisting of two classes: 50,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share.

The Board of Directors is expressly authorized by resolution or resolutions from time to time adopted, subject to any limitations and requirements prescribed by the Nevada Revised Statutes and the provisions hereof, to provide for the issuance of the shares of Preferred Stock in one or more series and, by filing a Certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and the qualifications, limitations and restrictions thereof, if any, with respect to such series of Preferred Stock. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of any of the following:

  The number of shares constituting the series and the distinctive designation of the series, with the right to increase or decrease the number of shares of such series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding;

  The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

  Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

  Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

  Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

  Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

  The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

  Any other relative rights, preferences and limitations of that series, if any, as the Board of Directors may lawfully fix under the NRS as in effect at the time of the creation of that series.

ARTICLE V
BOARD OF DIRECTORS

The Board of Directors shall initially consist of six members and thereafter shall consist of the number of directors that, from time to time shall be fixed by, or in the manner provided in the bylaws of the corporation. The names and addresses of the individuals who are to serve as the initial Board of Directors of the corporation until the next annual meeting of stockholders, or until their successors are duly elected and qualified are as follows:

Name	Address

Michael C. Culhane	146 Arthur Street, North Sydney NSW 2060 AUSTRALIA
Michael M. Fleming	1420 Fifth Avenue, Suite 4100, Seattle, WA 98101
Mark S. Grewal	25552 South Butte Avenue, Five Points, CA 93624
Michael N. Nordstrom	222 West Lacey Boulevard, Hanford, CA 93230
Charles Seidler	Two World Financial Center, 225 Liberty Street, Building B, 25th Floor, New York, NY 10281
Grover T. Wickersham	430 Cambridge Avenue, Suite 100, Palo Alto, CA 94306

Elections of directors need not be done by written ballot unless the Bylaws of the corporation shall otherwise provide.

The Board of Directors is authorized to adopt, alter, amend or repeal the Bylaws of the corporation.

Each director shall serve until his successor is elected and qualified or until his death, resignation or removal; and no decrease in the authorized number of directors shall shorten the term of any incumbent director.

Newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board of Directors resulting from death, resignation, removal or other causes, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified or until such director's death, resignation or removal, whichever first occurs.

In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the NRS, these Articles of Incorporation, and any Bylaws.

ARTICLE VI
LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by the NRS as so amended from time to time.

Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article VI, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VI
INDEMNIFICATION

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the Corporation, or who is serving at the request of the Corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer of the corporation or who is serving at the request of the corporation as an officer, director or representative of any other entity or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

Any repeal or modification of the above provisions of this Article VI, approved by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the corporation existing as of the time of such repeal or modification. In the event of any conflict between the above indemnification provisions, and any other Article of the Articles, the terms and provisions of this Article VI shall control.

ARTICLE VII
CONTRACTS OR COMBINATIONS WITH INTERESTED PERSONS

At such time, if any, as the corporation becomes a "resident domestic corporation," as that term is defined in NRS 78.427, the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as may be amended from time to time, or any successor statute.

No contract or other transaction of the corporation with any other person, firm or corporation, or in which this corporation is interested, shall be affected or invalidated by: (i) the fact that any one or more of the directors or officers of the corporation is interested in or is a director or officer of such other firm or corporation; or, (ii) the fact that any director or officer of the corporation, individually or jointly with others, may be a party to or may be interested in any such contract or transaction, so long as the contract or transaction is authorized, approved or ratified at a meeting of the Board of Directors by sufficient vote thereon by directors not interested therein, to which such fact of relationship or interest has been disclosed, or the contract or transaction has been approved or ratified by vote or written consent of the stockholders entitled to vote, to whom such fact of relationship or interest has been disclosed, or so long as the contract or transaction is fair and reasonable to the corporation. Each person who may become a director or officer of the corporation is hereby relieved from any liability that might otherwise arise by reason of his contracting with the corporation for the benefit of himself or any firm or corporation in which he may in any way be interested.

ARTICLE VIII
INCORPORATOR

The name and mailing address of the incorporator is:

Debra K. Weiner

Wickersham & Murphy, a Professional Corporation 430 Cambridge Avenue, Suite 100

Palo Alto, CA 94306

The undersigned incorporator hereby acknowledges that the foregoing certificate is her act and deed and that the facts stated herein are true.

Dated: October 24, 2011

INCORPORATOR

/s/ Debra K. Weiner

Debra K. Weiner